EXHIBIT 99.1

ENGlobal Negotiates $10 Million Increase to Its Existing $25 Million Credit Facility and Receives $9.5 Million Loan From Export-Import Bank to Finance CPC Project

HOUSTON, July 14, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today that it has entered into an agreement with Wells Fargo Bank, N.A. ("Wells Fargo") to amend its existing credit facility, which will reset certain financial covenants and increase the underlying line of credit limit (the "Amended Credit Facility"). The revolving line of credit will increase from $25 million to $35 million, and will include customary covenants.  In addition, with the support of Wells Fargo's Global Banking Group, ENGlobal and the Export-Import Bank of the United States ("Ex-Im Bank") have agreed to the terms of a $9.5 million facility to support the Caspian Pipeline Consortium (CPC) project.

As previously announced, ENGlobal was awarded an engineering, procurement, and commissioning services agreement from CPC in May 2011. Awarded under two contracts, one with the Russian Federation and one with the Republic of Kazakhstan, the three-phase project is expected to have a total value of approximately $86 million over four years.

As of March 30, 2011, ENGlobal had approximately $9.0 million available under its existing $25 million line of credit.  The credit facility matures in April 2012.

Edward L. Pagano, President and Chief Executive Officer of ENGlobal, said: "Historically, we have satisfied our cash requirements through operations and borrowings under a revolving credit facility. The Amended Credit Facility completes an ENGlobal strategy to provide a framework that should allow us to participate in opportunities like the CPC project. I would like to thank Wells Fargo for its willingness to support our Company throughout the down economy and for the leadership and guidance of Wells Fargo as well as the Ex-Im Bank during the negotiations."

Mr. Pagano continued: "In addition to the Amended Credit Facility, the Ex-Im Bank portion will support the CPC project, a project that we anticipate will drive global expansion ahead of our 2012 target.  We believe ENGlobal is in a very good position as we prepare for future growth given proposal activity, market activity, and, although none have been strategically identified at this time, possible acquisition activity."

The Company's Current Report on Form 8-K, including exhibits, will be filed with the Securities and Exchange Commission on or before July 22 2011, with more information.

About Wells Fargo

Wells Fargo & Company (NYSE:WFC) is a diversified financial services company with $1.2 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,000 stores and 12,000 ATMs and the internet (wellsfargo.com) across North America and internationally. More information is available at www.wellsfargo.com.

About Export-Import Bank

Export-Import Bank ("Ex-Im Bank") is an independent federal agency that helps create and maintain U.S. jobs by filling gaps in private export financing at no cost to American taxpayers. The Bank provides a variety of financing mechanisms, including working capital guarantees, export-credit insurance, and financing to help foreign buyers purchase U.S. goods and services. Please visit www.exim.gov for additional information.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Automation, and Field Solutions. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. The Field Solutions segment provides project management and staffing for right-of-way and site acquisition, permitting, regulatory services, and legislative outreach. ENGlobal has over 2,000 employees in 15 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its business operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to comply with the terms of our Amended Credit Facility; (2) our ability to successfully complete the CPC project; (3) our ability to identify favorable acquisition opportunities and, if necessary, to obtain the financing to complete those acquisitions; (4) our ability to respond appropriately to the current worldwide economic situation and the resulting variable nature of the demand for our services; (5) competitive pricing pressure; (6) our ability to achieve our business strategy while effectively managing costs and expenses; (7) our ability to collect accounts receivable in a timely manner; (8) our ability to win new projects that we can perform on a profitable basis; (9) our ability to accurately estimate costs and fees on fixed-price contracts; (10) the profitability of our alliance agreements; (11) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance, both currently or in the future; (12) the effect of changes in the price of oil; (13) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (14) the effect of changes in our competitive position within our market in view of, among other things, increasing consolidation currently taking place among our competitors.. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and in other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com